EXHIBIT 99.1

   SYNTHETECH'S COMMON STOCK SUBJECT TO DELISTING FROM NASDAQ SMALLCAP MARKET

Albany, Oregon, September 15, 2005--Synthetech, Inc. (Nasdaq: NZYM) announced today that on September 13, 2005, it received a Nasdaq Staff Determination indicating that Synthetech had not regained compliance with the bid price requirements for continued listing set forth in Marketplace Rule 4310(c)(4) during the 180 calendar day grace period provided by Marketplace Rule 4310(c)(8)(D) and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market. Synthetech's securities are scheduled to be delisted at the opening of business on September 22, 2005. Synthetech will request a hearing before a Nasdaq Qualifications Panel to review the Staff Determination, which will stay delisting of Synthetech's securities pending the Panel's decision. There can be no assurance that the Panel will grant Synthetech's request for continued listing.

ABOUT SYNTHETECH

Synthetech is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies. Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, and proprietary custom chiral intermediates primarily for the pharmaceutical and cosmeceutical industries. Synthetech's products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer's clinical development pipeline. Synthetech's domestic and international customer base includes major pharmaceutical and emerging biopharmaceutical companies, as well as contract drug synthesis firms. Synthetech also supplies catalog quantities of specialty amino acids to research institutions, universities and drug discovery firms. Our integrated "grams to tons" production capabilities allow us to be involved with our customers from the early phases of pharmaceutical discovery and clinical development through approval, market launch and commercialization.

MORE INFORMATION: Web site: www.synthetech.com
E-mail: investor@synthetech.com

CONTACT:                            M. "Sreeni" Sreenivasan, President & CEO
                                    Gary Weber, CFO
                                    PO Box 646
                                    Albany, Oregon  97321
                                    541 967-6575